Exhibit 99.1

Enveric Biosciences Reports Second Quarter 2025 Financial and Corporate Results

Q2 marked a critical inflection point in EB-003 development with mechanism confirmation, therapeutic opportunity expansion, IND-enabling progress, and continued strengthening of Enveric’s differentiated neuroplastogen pipeline and IP platform. Q2 financial results were consistent with overall performance over the previous four quarters, and development costs were in line with budgeted IND-enabling activities.

CAMBRIDGE, Mass., August 14, 2025 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company advancing next-generation neuroplastogenic small molecules to address psychiatric and neurological disorders, today announced financial results for the second quarter ended June 30, 2025, and provided a comprehensive business update.

CEO Commentary

“The second quarter of 2025 represented a period of focused execution across all key areas of our business, most notably with the advancement of EB-003, our lead drug candidate” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “We disclosed important new data demonstrating that EB-003 engages both the 5-HT₂A and 5-HT₁B receptors through a dual mechanism of action. We believe this receptor pairing forms the foundation for a novel pharmacological class. With this discovery, we believe EB-003 has emerged as a first-in-class therapeutic candidate with a dual mechanism that represents a unique therapeutic target with real-world clinical utility.”

“This new pharmacological class is defined by agonism at the 5-HT₁B receptor, which modulates affective tone, impulsivity, and reward pathways, as well as concurrent partial agonism at the 5-HT₂A receptor, which supports cortical neuroplasticity. We believe this novel and unique profile has the potential to promote adaptive rewiring of brain circuits (i.e. neuroplasticity) while stabilizing emotional reactivity, motivational control, and behavioral regulation (i.e., generally psychological stability). It is expected to unlock the therapeutic benefits of serotonin mediated plasticity and guide those effects toward outcomes that are durable, broadly accessible, and clinically relevant for real-world patient populations.”

“By targeting this specific set of neural receptors, the intent is for EB-003 to recalibrate emotional reactivity, facilitate extinction of maladaptive fear responses, and restore motivational tone. These are mechanisms believed to support lasting recovery in conditions such as post-traumatic stress disorder (PTSD), treatment resistant depression, and generalized anxiety. The addition of 5-HT₁B agonism is intended to guide plasticity into emotionally grounded outcomes; thus, the designation of EB-003 as a first-in-class drug candidate.”

“With these advances, EB-003 continues to differentiate itself in a competitive neuropsychiatric drug development landscape, with pre-IND test data for EB-003 pointing to a fast acting, durable, and non-hallucinogenic treatment for serious mental health conditions where currently available therapies are either too slow, poorly tolerated, or not very effective.”

“Beyond EB-003, we made meaningful progress in expanding our intellectual property portfolio, which remains a foundational pillar of our strategy. During the second quarter, we secured an additional patent grant in our EVM-301 portfolio and patent allowances across multiple distinct chemical classes in our EVM-301 and EVM-401 portfolios, further reinforcing Enveric’s leadership in the discovery of rationally designed neuroplastogens. With a growing portfolio of issued patents and new filings underway, we are seeking to build a durable, competitive moat around our lead assets and future pipeline candidates.”

“Looking ahead to the remainder of 2025 and into 2026, we remain sharply focused on filing an Investigational New Drug (IND) application for EB-003 and preparing for its first-in-human study. We also continue to benefit from ongoing dialogue and growing interest from established pharmaceutical companies with a strategic focus in neuropsychiatry, which underscores the increasing relevance of our platform in a field that has lacked innovation for far too long.”

Second Quarter and Recent Corporate Highlights

Clinical and Preclinical Development

●	Revealed EB-003’s Dual Mechanism of Action:

○	Enveric confirmed that EB-003, its lead compound, engages both 5-HT₂A (partial agonist) and 5-HT₁B (agonist) receptors, a dual mechanism not previously reported in clinical-stage neuropsychiatric drug candidates.

○	This unique pharmacology forms the basis of a new pharmacological class designed to promote therapeutic neuroplasticity, emotional recalibration, and enhanced control over affective and behavioral responses without the need for hallucinogenic intervention.

●	Progressed Toward IND Submission:

○	IND-enabling studies for EB-003 remain on track, with submission to the U.S. FDA anticipated in early 2026.

○	Enveric continues to generate data supporting EB-003’s safety, tolerability, and pharmacokinetic profile, including results supporting extended, repeat-dose oral use.

●	Expanded Therapeutic Opportunity:

○	PTSD: In a validated preclinical model, EB-003 produced rapid extinction of contextual fear responses following a single administration.

○	Chronic Depression: Mice treated with EB-003 exhibited a statistically significant reduction in behavioral despair (p < 0.01) in the forced swim test, a standard model of antidepressant efficacy.

○	Dosing Profile: Supporting data indicate EB-003 is well tolerated with daily oral administration, distinguishing it from hallucinogenic agents that require intensive supervision and infrequent dosing.

Intellectual Property Expansion

●	Broadened Patent Portfolio Across Two Molecular Classes:

○	Filed a new patent application covering a novel chemical structure with potential relevance in neurodegenerative and cognitive indications.

○	Received a Notice of Allowance from the U.S. Patent and Trademark Office for a second mescaline-derivative analogs patent, reinforcing Enveric’s leadership in modifying classical psychedelic frameworks into non-hallucinogenic, drug-like structures.

○	Secured a composition of matter patent on N-Substituted Tryptamine Derivatives, extending the Company’s IP coverage of EVM-301 molecules into this new class of drugs and the serotonergic field.

Second Quarter 2025 Financial Results

Net loss attributable to common stockholders was $2.5 million for the quarter ending June 30, 2025, or $0.97 per share, compared to a net loss of $1.9 million, or $3.72 per share, for the same period in 2024. The net loss for the quarter included approximately $0.2 million in non-cash expenses related to stock-based compensation and other non-cash charges. As of June 30, 2025, Enveric had cash and cash equivalents of $2.8 million. The Company continues to fund its operations through the use of various financing tools. The Company has raised net proceeds of $4.9M for the six months ended June 30, 2025.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company focused on developing next-generation, small-molecule neuroplastogenic therapeutics that address unmet needs in psychiatric and neurological disorders. By leveraging a differentiated drug discovery platform and a growing library of protected chemical structures, Enveric is advancing a pipeline of novel compounds designed to promote neuroplasticity without hallucinogenic effects. Enveric’s lead candidate, EB-003, is the first known compound designed to selectively engage both 5-HT₂A and 5-HT₁B receptors to deliver fast-acting, durable antidepressant and anxiolytic effects with outpatient convenience.

For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposes,” “budgets,” “explores,” “schedules,” “seeks,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, should, would, or might occur or be achieved. Forward-looking statements may include statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: finalize and submit its IND filing to the U.S. Food and Drug Administration; carry out successful clinical programs; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its research and development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investor Relations

Tiberend Strategic Advisors, Inc.

David Irish

(231) 632-0002

dirish@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Casey McDonald

(646) 577-8520

cmcdonald@tiberend.com